Exhibit 99.1

CONNECTONE BANCORP, INC. REPORTS

SECOND QUARTER 2025 RESULTS;

DECLARES COMMON AND PREFERRED DIVIDENDS

Englewood Cliffs, N.J., July 29, 2025 (GLOBE NEWSWIRE) – ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported a net loss available to common stockholders of $(21.8) million for the second quarter of 2025 compared with net income available to common stockholders of $18.7 million for the first quarter of 2025 and $17.5 million for the second quarter of 2024. Diluted earnings per share were $(0.52) for the second quarter of 2025 compared with $0.49 for the first quarter of 2025 and $0.46 for the second quarter of 2024. On June 1, 2025, the merger with The First of Long Island Corporation (“FLIC”) was completed. The full quarter results of the combined entity include one month of activity from FLIC. Historical financial information includes only the operations of ConnectOne, pre-merger. Return on average assets was (0.73)%, 0.84% and 0.79% for the three months ended June 30, 2025, March 31, 2025 and June 30, 2024, respectively. Return on average tangible common equity was (8.42)%, 8.25% and 7.98% for the three months ended June 30, 2025, March 31, 2025 and June 30, 2024, respectively.

Operating net income available to common stockholders, which excludes non-operating items (primarily merger-related expenses and an initial provision for credit losses totaling $58.1 million, pre-tax, in the aggregate), was $23.1 million for the second quarter of 2025, $19.7 million for the first quarter of 2025 and $17.9 million for the second quarter of 2024. Operating diluted earnings per share were $0.55 for the second quarter of 2025, $0.51 for the first quarter of 2025 and $0.47 for the second quarter of 2024. Operating return on average assets was 0.89%, 0.88% and 0.80% for the three months ended June 30, 2025, March 31, 2025 and June 30, 2024, respectively. Operating return on average tangible common equity was 9.29%, 8.59% and 8.05% for the three months ended June 30, 2025, March 31, 2025 and June 30, 2024, respectively. See supplemental tables for a complete reconciliation of GAAP earnings to operating earnings, and other non-GAAP measures.

The decrease in net income available to common stockholders and diluted earnings per share during the second quarter of 2025 when compared to the first quarter of 2025 was primarily due to a $34.3 million increase in noninterest expenses, which included $30.7 million in merger expenses and a $32.2 million increase in provision for credit losses. The provision for credit losses during the second quarter of 2025 included $27.4 million in an initial provision for credit losses related to the merger with FLIC. The increase in noninterest expenses and provision for credit losses was partially offset by a $13.1 million increase in net interest income, a $0.7 million increase in noninterest income and a $12.1 million decrease in income tax expenses. The decrease in net income available to common stockholders and diluted earnings per share during the second quarter of 2025 when compared to the second quarter of 2024 was primarily due to a $36.1 million increase in noninterest expenses, which included the aforementioned $30.7 million in merger expenses and a $33.2 million increase in provision for credit losses, which included the aforementioned $27.4 million initial provision for credit losses related to the merger with FLIC. These increases were partially offset by a $17.4 million increase in net interest income, a $0.8 million increase in noninterest income and a $11.7 decrease in income tax expenses.

“ConnectOne’s solid second quarter reflects continued momentum in executing our strategy and the integration of the largest merger in our Company's history,” commented Frank Sorrentino, Chairman and Chief Executive Officer of ConnectOne. “Following completion of the merger on June 1st, we immediately opened as a unified organization with one team, and fully deployed the ConnectOne brand across our new markets. This transformational merger establishes ConnectOne as a $14 billion regional financial institution with 61 locations and more than 700 banking professionals.”

“The merger and the addition of our new team members continues to exceed expectations. Our core systems conversion was successfully completed, and our client-centric execution has resulted in strong client retention.   We’ve also seen steady momentum in new client onboarding, reinforcing the complementary nature of both organizations.” Mr. Sorrentino added, “Operationally, the merger has significantly improved our loan and deposit mix, net interest margin, credit metrics, and profitability ratios. At June 30, 2025 total loans were $11.2 billion, deposits totaled $11.3 billion, and our market capitalization now exceeds $1.2 billion. The current loan-to-deposit ratio of 99% and noninterest-bearing demand composition exceeding 21% reflect both the merger and our relationship-based approach.”

“I’m incredibly proud of how seamlessly our teams have come together as one organization, with a shared commitment to client success and operational excellence.  We believe these early results reflect the compelling value of the transaction and reinforce our confidence in the long-term potential of the combined franchise,” Mr. Sorrentino concluded.

Dividend Declarations

The Company announced that its Board of Directors declared a cash dividend on both its common stock and its outstanding preferred stock. A cash dividend on common stock of $0.18 per share will be paid on September 2, 2025, to common stockholders of record on August 15, 2025. A dividend of $0.328125 per depositary share, representing a 1/40th interest in a share of the Company’s 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, will also be paid on September 2, 2025 to holders of record on August 15, 2025.

Operating Results

Fully taxable equivalent net interest income for the second quarter of 2025 was $79.8 million, an increase of $13.2 million, or 19.9%, from the first quarter of 2025, due to a 13 basis-point widening of the net interest margin to 3.06% from 2.93%, and a 13.5% increase in average interest earning assets. The increase in average interest-earning assets was primarily due to the merger with FLIC. Accretion of purchase accounting adjustments of $3.3 million contributed approximately 13 basis points to the net interest margin during the second quarter of 2025. The margin also benefited from an 11 basis-point decrease in the average costs of deposits, including noninterest-bearing deposits, partially offset by higher average cash balances and the impact of a $200 million long-term subordinated debt issuance, with a rate of 8.125%, that was consummated on May 15, 2025.

Fully taxable equivalent net interest income for the second quarter of 2025 increased $17.6 million, or 28.2%, from the second quarter of 2024, due to a 34 basis-point widening of the net interest margin to 3.06% from 2.72%, and a 13.7% increase in average interest earning assets. The increase in average interest-earning assets was primarily due to the merger with FLIC. The aforementioned accretion of purchase accounting adjustments contributed approximately 13 basis points to the net interest margin during the second quarter of 2025. The margin also benefited from a 56 basis-point decrease in the average costs of deposits, including noninterest-bearing deposits, partially offset by higher average cash balances and the subordinated debt issuance discussed above.

Noninterest income was $5.2 million in the second quarter of 2025, $4.5 million in the first quarter of 2025 and $4.4 million in the second quarter of 2024. The $0.7 million increase in noninterest income for the second quarter of 2025 when compared to the first quarter of 2025 was primarily due to a $0.6 million increase in deposit, loan and other income and a $0.5 million increase in BOLI income (partially resulting from 1035 exchanges), partially offset by a $0.2 million decrease in net gains on sale of loans held-for-sale and a $0.2 million decrease in net gains on equity securities. The merger with FLIC primarily contributed to all of the aforementioned increases. The $0.8 million increase in noninterest income for the second quarter of 2025 when compared to the second quarter of 2024 was primarily due to a $0.9 million increase in deposit, loan and other income, a $0.6 million increase in net gains on equity securities and a $0.4 million increase in BOLI income, partially offset by a $1.1 million decrease in net gains on sale of loans held-for-sale.

Noninterest expenses were $73.6 million for the second quarter of 2025, $39.3 million for the first quarter of 2025 and $37.6 million for the second quarter of 2024. The increase of $34.3 million during the second quarter of 2025 when compared to the first quarter of 2025 was primarily due to a $29.4 million increase in merger expenses, a $2.7 million increase in salaries and employee benefits, a $1.0 million increase in amortization of core deposit intangibles and a $0.8 million increase in occupancy and equipment. The $36.1 million increase in noninterest expenses for the second quarter of 2025 when compared to the second quarter of 2024 was primarily due to a $30.7 million increase in merger expenses, a $2.5 million increase in salaries and employee benefits, a $0.9 million increase in amortization of core deposit intangibles, a $0.7 million increase in professional and consulting expenses, a $0.6 million increase in occupancy and equipment expenses and a $0.6 million increase in information technology and communications expenses, partially offset by a $0.4 decrease in other expenses.

The increases from the first quarter of 2025 and the second quarter of 2024 were primarily due to the merger with FLIC.

There was a net income tax benefit of $5.0 million during the second quarter of 2025 compared to income tax expense of $7.2 million during the first quarter of 2025 and $6.7 million during the second quarter of 2024. Included in the second quarter of 2025 was an estimated $3.0 million state tax liability resulting from intercompany dividends. The overall decrease in income tax expense when compared to the first quarter of 2025 and the second quarter of 2024 was primarily due to lower taxable income that resulted from the additional expenses due to the FLIC merger.

Asset Quality

The provision for credit losses was $35.7 million for the second quarter of 2025, $3.5 million for the first quarter of 2025 and $2.5 million for the second quarter of 2024. Included in the provision for the second quarter of 2025 was a $27.4 million initial provision for credit losses related to the FLIC merger. In each of the quarters presented, the provision for credit losses reflected net portfolio growth, charges related to individually evaluated loans, and changing macroeconomic forecasts and conditions.

Nonperforming assets, which includes nonaccrual loans and other real estate owned (the Bank had no other real estate owned during the periods reported), were $39.2 million as of June 30, 2025, $57.3 million as of December 31, 2024 and $46.0 million as of June 30, 2024. The decrease in nonaccruals was primarily due to the work out of three CRE relationships totaling $22.0 million, partially offset by $4.3 million in loans placed into nonaccrual status. Nonperforming assets as a percentage of total assets were 0.28% as of June 30, 2025, 0.58% as of December 31, 2024 and 0.47% as of June 30, 2024. The ratio of nonaccrual loans to loans receivable was 0.35%, 0.69% and 0.56%, as of June 30, 2025, December 31, 2024 and June 30, 2024, respectively. The annualized net loan charge-offs ratio was 0.22% for the second quarter of 2025, 0.17% for the first quarter of 2025 and 0.16% for the second quarter of 2024.

The allowance for credit losses represented 1.40%, 1.00% and 1.01% of loans receivable as of June 30, 2025, December 31, 2024 and June 30, 2024, respectively. The allowance for credit losses related to the loan portfolio increased $73.5 million to $156.2 million, compared to $82.7 million as of December 31, 2024. The increase was primarily due to the FLIC merger: $43.3 million of allowance recorded through goodwill related to the purchased credit-deteriorated loans and $27.4 million reflecting the initial provision for credit losses. The allowance for credit losses as a percentage of nonaccrual loans was 398.2% as of June 30, 2025, 144.3% as of December 31, 2024 and 178.3% as of June 30, 2024. Criticized and classified loans as a percentage of loans receivable was 2.44% as of June 30, 2025, down from 2.68% as of December 31, 2024 and up from 1.50% as of June 30, 2024. Loans delinquent 30 to 89 days were 0.13% of loans receivable as of June 30, 2025, up from 0.04% as of December 31, 2024 and up from 0.11% as of June 30, 2024.

Selected Balance Sheet Items

As of June 30, 2025, the balance sheet reflected the merger with FLIC. The Company’s total assets were $13.9 billion as of June 30, 2025, compared to $9.9 billion as of December 31, 2024. Loans receivable were $11.2 billion as of June 30, 2025 and $8.3 billion as of December 31, 2024. Total deposits were $11.3 billion as of June 30, 2025 and $7.8 billion as of December 31, 2024. The increase in total assets, loans receivable and total deposits were primarily due to the merger with FLIC.

The Company’s total stockholders’ equity was $1.5 billion as of June 30, 2025 and $1.2 billion as of December 31, 2024. The increase in total stockholders’ equity was primarily due to an increase in common stock of $270.8 million which represented the fair value stock consideration issued for the FLIC merger, partially offset by a $16.9 million decrease in retained earnings. As of June 30, 2025, the Company’s tangible common equity ratio and tangible book value per share were 8.09% and $21.95, respectively, compared to 9.49% and $23.92, respectively, as of December 31, 2024. Total goodwill and other intangible assets were $281.9 million as of June 30, 2025, and $213.0 million as of December 31, 2024.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Second Quarter 2025 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on July 29, 2025 to review the Company's financial performance and operating results. The conference call dial-in number is 1 (646) 307-1963, access code 7519286. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Tuesday, July 29, 2025 and ending on Tuesday, August 5, 2025 by dialing 1 (609) 800-9909, access code 7519286. An online archive of the webcast will be available following the completion of the conference call at https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, as supplemented by the Company’s subsequent filings with the U.S. Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the health emergencies and natural disasters on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns

Senior Executive Vice President & CFO

201.816.4474; bburns@cnob.com

Media Contact:

Shannan Weeks

MikeWorldWide

732.299.7890; sweeks@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

	June 30	December 31,	June 30
	2025	2024	2024
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$97,792	$57,816	$47,105
Interest-bearing deposits with banks	498,741	298,672	246,408
Cash and cash equivalents	596,533	356,488	293,513

Investment securities	1,227,200	612,847	620,579
Equity securities	19,707	20,092	19,743

Loans held-for-sale	1,027	743	435

Loans receivable	11,164,477	8,274,810	8,157,903
Less: Allowance for credit losses - loans	156,190	82,685	82,077
Net loans receivable	11,008,287	8,192,125	8,075,826

Investment in restricted stock, at cost	49,248	40,449	43,403
Bank premises and equipment, net	54,297	28,447	28,881
Accrued interest receivable	60,950	45,498	48,262
Bank owned life insurance	364,836	243,672	240,985
Right of use operating lease assets	31,282	14,489	13,359
Goodwill	215,611	208,372	208,372
Core deposit intangibles	66,315	4,639	5,232
Other assets	220,445	111,739	125,141
Total assets	$13,915,738	$9,879,600	$9,723,731

LIABILITIES
Deposits:
Noninterest-bearing	$2,424,529	$1,422,044	$1,268,882
Interest-bearing	8,853,958	6,398,070	6,307,132
Total deposits	11,278,487	7,820,114	7,576,014
Borrowings	783,859	688,064	756,144
Subordinated debentures, net	276,500	79,944	79,692
Operating lease liabilities	35,334	15,498	14,435
Other liabilities	45,127	34,276	73,219
Total liabilities	12,419,307	8,637,896	8,499,504

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	110,927	110,927
Common stock	857,765	586,946	586,946
Additional paid-in capital	36,728	36,347	33,955
Retained earnings	614,532	631,446	610,759
Treasury stock	(76,116)	(76,116)	(76,116)
Accumulated other comprehensive loss	(47,405)	(47,846)	(42,244)
Total stockholders' equity	1,496,431	1,241,704	1,224,227
Total liabilities and stockholders' equity	$13,915,738	$9,879,600	$9,723,731

CONNECTONE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	06/30/25	06/30/24	06/30/25	06/30/24
Interest income
Interest and fees on loans	$132,316	$120,145	$247,667	$240,233
Interest and dividends on investment securities:
Taxable	7,437	4,683	12,424	9,017
Tax-exempt	1,419	1,121	2,516	2,275
Dividends	788	1,217	1,677	2,342
Interest on federal funds sold and other short-term investments	4,070	2,841	6,535	5,747
Total interest income	146,030	130,007	270,819	259,614
Interest expense
Deposits	60,239	62,086	114,231	122,493
Borrowings	6,908	6,482	11,949	15,382
Total interest expense	67,147	68,568	126,180	137,875

Net interest income	78,883	61,439	144,639	121,739
Provision for credit losses	35,700	2,500	39,200	6,500
Net interest income after provision for credit losses	43,183	58,939	105,439	115,239

Noninterest income
Deposit, loan and other income	2,570	1,654	4,576	3,246
Income on bank owned life insurance	2,087	1,677	3,671	3,341
Net gains on sale of loans held-for-sale	181	1,277	513	1,783
Net gains (losses) on equity securities	347	(209)	876	(123)
Total noninterest income	5,185	4,399	9,636	8,247

Noninterest expenses
Salaries and employee benefits	25,233	22,721	47,811	44,852
Occupancy and equipment	3,478	2,899	6,158	5,908
FDIC insurance	2,000	1,800	3,800	3,600
Professional and consulting	2,598	1,923	4,964	3,851
Marketing and advertising	840	613	1,435	1,290
Information technology and communications	4,792	4,198	9,396	8,587
Merger expenses	30,745	-	32,065	-
Bank owned life insurance restructuring charge	-	-	327	-
Amortization of core deposit intangibles	1,251	321	1,530	642
Other expenses	2,712	3,119	5,468	5,929
Total noninterest expenses	73,649	37,594	112,954	74,659

(Loss) income before income tax expense	(25,281)	25,744	2,121	48,827
Income tax (benefit) expense	(4,988)	6,688	2,172	12,566
Net (loss) income	(20,293)	19,056	(51)	36,261
Preferred dividends	1,509	1,509	3,018	3,018
Net (loss) income available to common stockholders	$(21,802)	$17,547	$(3,069)	$33,243

Earnings per common share:
Basic	$(0.52)	$0.46	$(0.08)	$0.87
Diluted	(0.52)	0.46	(0.08)	0.86

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.

SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
	2025	2025	2024	2024	2024
Selected Financial Data	(dollars in thousands)
Total assets	$13,915,738	$9,759,255	$9,879,600	$9,639,603	$9,723,731
Loans receivable:
Commercial	1,597,590	$1,483,392	$1,522,308	$1,505,743	$1,491,079
Commercial real estate	4,285,663	3,356,943	3,384,319	3,261,160	3,274,941
Multifamily	3,348,308	2,490,256	2,506,782	2,482,258	2,499,581
Commercial construction	681,222	617,593	616,246	616,087	639,168
Residential	1,254,646	256,555	249,691	250,249	256,786
Consumer	1,709	1,604	1,136	835	945
Gross loans	11,169,138	8,206,343	8,280,482	8,116,332	8,162,500
Net deferred loan fees	(4,661)	(5,209)	(5,672)	(4,356)	(4,597)
Loans receivable	11,164,477	8,201,134	8,274,810	8,111,976	8,157,903
Loans held-for-sale	1,027	202	743	-	435
Total loans	$11,165,504	$8,201,336	$8,275,553	$8,111,976	$8,158,338

Investment and equity securities	$1,246,907	$655,665	$632,939	$667,112	$640,322
Goodwill and other intangible assets	281,926	212,732	213,011	213,307	213,604
Deposits:
Noninterest-bearing demand	$2,424,529	$1,319,196	$1,422,044	$1,262,568	$1,268,882
Time deposits	3,065,015	2,550,223	2,557,200	2,614,187	2,593,165
Other interest-bearing deposits	5,788,943	3,897,811	3,840,870	3,647,350	3,713,967
Total deposits	$11,278,487	$7,767,230	$7,820,114	$7,524,105	$7,576,014

Borrowings	$783,859	$613,053	$688,064	$742,133	$756,144
Subordinated debentures (net of debt issuance costs)	276,500	80,071	79,944	79,818	79,692
Total stockholders' equity	1,496,431	1,252,939	1,241,704	1,239,496	1,224,227

Quarterly Average Balances
Total assets	$11,108,430	$9,748,605	$9,563,446	$9,742,853	$9,745,853
Loans receivable:
Commercial	$1,486,245	$1,488,962	$1,487,850	$1,485,777	$1,517,446
Commercial real estate (including multifamily)	6,404,302	5,852,342	5,733,188	5,752,467	5,789,498
Commercial construction	643,115	610,859	631,022	628,740	652,227
Residential	587,118	256,430	250,589	252,975	254,284
Consumer	5,759	5,687	5,204	7,887	5,155
Gross loans	9,126,539	8,214,280	8,107,853	8,127,846	8,218,610
Net deferred loan fees	(5,097)	(5,525)	(4,727)	(4,513)	(5,954)
Loans receivable	9,121,442	8,208,755	8,103,126	8,123,333	8,212,656
Loans held-for-sale	352	259	498	83	169
Total loans	$9,121,794	$8,209,014	$8,103,624	$8,123,416	$8,212,825

Investment and equity securities	$845,614	$655,191	$653,988	$650,897	$637,551
Goodwill and other intangible assets	235,848	212,915	213,205	213,502	213,813
Deposits:
Noninterest-bearing demand	$1,680,653	$1,305,722	$1,304,699	$1,259,912	$1,256,251
Time deposits	2,662,411	2,480,990	2,478,163	2,625,329	2,587,706
Other interest-bearing deposits	4,463,648	3,888,131	3,838,575	3,747,427	3,721,167
Total deposits	$8,806,712	$7,674,843	$7,621,437	$7,632,668	$7,565,124

Borrowings	$723,303	$686,391	$648,300	$717,586	$787,256
Subordinated debentures (net of debt issuance costs)	170,802	79,988	79,862	79,735	79,609
Total stockholders' equity	1,344,254	1,254,373	1,241,738	1,234,724	1,220,621

	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
	2025	2025	2024	2024	2024
	(dollars in thousands, except for per share data)
Net interest income	$78,883	$65,756	$64,711	$60,887	$61,439
Provision for credit losses	35,700	3,500	3,500	3,800	2,500
Net interest income after provision for credit losses	43,183	62,256	61,211	57,087	58,939
Noninterest income
Deposit, loan and other income	2,570	2,006	1,798	1,817	1,654
Income on bank owned life insurance	2,087	1,584	1,656	2,145	1,677
Net gains on sale of loans held-for-sale	181	332	597	343	1,277
Net gains (losses) on equity securities	347	529	(307)	432	(209)
Total noninterest income	5,185	4,451	3,744	4,737	4,399
Noninterest expenses
Salaries and employee benefits	25,233	22,578	22,244	22,957	22,721
Occupancy and equipment	3,478	2,680	2,818	2,889	2,899
FDIC insurance	2,000	1,800	1,800	1,800	1,800
Professional and consulting	2,598	2,366	2,449	2,147	1,923
Marketing and advertising	840	595	495	635	613
Information technology and communications	4,792	4,604	4,523	4,464	4,198
Merger expenses	30,745	1,320	863	742	-
Branch closing expenses	-	-	477	-	-
Bank owned life insurance restructuring charge	-	327	-	-	-
Amortization of core deposit intangible	1,251	279	296	297	321
Other expenses	2,712	2,756	2,533	2,710	3,119
Total noninterest expenses	73,649	39,305	38,498	38,641	37,594

(Loss) income before income tax expense	(25,281)	27,402	26,457	23,183	25,744
Income tax (benefit) expense	(4,988)	7,160	6,086	6,022	6,688
Net (loss) income	(20,293)	20,242	20,371	17,161	19,056
Preferred dividends	1,509	1,509	1,509	1,509	1,509
Net (loss) income available to common stockholders	$(21,802)	$18,733	$18,862	$15,652	$17,547

Weighted average diluted common shares outstanding	42,173,758	38,511,237	38,519,581	38,525,484	38,448,594
Diluted EPS	$(0.52)	$0.49	$0.49	$0.41	$0.46

Reconciliation of GAAP Net Income to Operating Net Income:
Net (loss) income	$(20,293)	$20,242	$20,371	$17,161	$19,056
Merger expenses	30,745	1,320	863	742	-
Estimated state tax liability on intercompany dividends	3,000	-	-	-	-
Initial provision for credit losses related to merger	27,418	-	-	-	-
Branch closing expenses	-	-	477	-	-
Bank owned life insurance restructuring charge	-	327	-	-	-
Amortization of core deposit intangibles	1,251	279	296	297	321
Net (gains) losses on equity securities	(347)	(529)	307	(432)	209
Tax impact of adjustments	(17,168)	(420)	(585)	(171)	(149)
Operating net income	$24,606	$21,219	$21,729	$17,597	$19,437
Preferred dividends	1,509	1,509	1,509	1,509	1,509
Operating net income available to common stockholders	$23,097	$19,710	$20,220	$16,088	$17,928

Operating diluted EPS (non-GAAP) (1)	$0.55	$0.51	$0.52	$0.42	$0.47

Return on Assets Measures
Average assets	$11,108,430	$9,748,605	$9,653,446	$9,742,853	$9,745,853
Return on avg. assets	(0.73)%	0.84%	0.84%	0.70%	0.79%
Operating return on avg. assets (non-GAAP) (2)	0.89	0.88	0.90	0.72	0.80
Pre-provision net operating revenue ("PPNR") return on avg. assets (non-GAAP) (3)	1.47	1.33	1.28	1.11	1.17

(1) Operating net income available to common stockholders divided by weighted average diluted shares outstanding.

(2) Operating net income divided by average assets.

(3) Net income before income tax expense, provision for credit losses, merger charges, BOLI restructuring charges and net gains on equity securities divided by average assets.

	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
	2025	2025	2024	2024	2024
Return on Equity Measures	(dollars in thousands)
Average stockholders' equity	$1,344,254	$1,254,373	$1,241,738	$1,234,724	$1,220,621
Less: average preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Average common equity	$1,233,327	$1,143,446	$1,130,811	$1,123,797	$1,109,694
Less: average intangible assets	(235,848)	(212,915)	(213,205)	(213,502)	(213,813)
Average tangible common equity	$997,479	$930,531	$917,606	$910,295	$895,881
Return on avg. common equity (GAAP)	(7.09)%	6.64%	6.64%	5.54%	6.36%
Operating return on avg. common equity (non-GAAP) (4)	7.51	6.99	7.11	5.70	6.50
Return on avg. tangible common equity (non-GAAP) (5)	(8.42)	8.25	8.27	6.93	7.98
Operating return on avg. tangible common equity (non-GAAP) (6)	9.29	8.59	8.77	7.03	8.05

Efficiency Measures
Total noninterest expenses	$73,649	$39,305	$38,498	$38,641	$37,594
Merger expenses	(30,745)	(1,320)	(863)	(742)	-
Branch closing expenses	-	-	(477)	-	-
Bank owned life insurance restructuring charge	-	(327)	-	-	-
Amortization of core deposit intangibles	(1,251)	(279)	(296)	(297)	(321)
Operating noninterest expense	$41,653	$37,379	$36,862	$37,602	$37,273

Net interest income (tax equivalent basis)	$79,810	$66,580	$65,593	$61,710	$62,255
Noninterest income	5,185	4,451	3,744	4,737	4,399
Net (gains) losses on equity securities	(347)	(529)	307	(432)	209
Operating revenue	$84,648	$70,502	$69,644	$66,015	$66,863

Operating efficiency ratio (non-GAAP) (7)	49.2%	53.0%	52.9%	57.0%	55.7%

Net Interest Margin
Average interest-earning assets	$10,468,589	$9,224,712	$9,117,201	$9,206,038	$9,210,050

Net interest income (tax equivalent basis)	$79,810	$66,580	$65,593	$61,710	$62,255
Net interest margin (non-GAAP)	3.06%	2.93%	2.86%	2.67%	2.72%

(4) Operating net income available to common stockholders divided by average common equity.

(5) Net income available to common stockholders, excluding amortization of intangible assets, divided by average tangible common equity.

(6) Operating net income available to common stockholders, divided by average tangible common equity.

(7) Operating noninterest expense divided by operating revenue.

	As of
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
	2025	2025	2024	2024	2024
Capital Ratios and Book Value per Share	(dollars in thousands, except for per share data)
Stockholders equity	$1,496,431	$1,252,939	$1,241,704	$1,239,496	$1,224,227
Less: preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Common equity	$1,385,504	$1,142,012	$1,130,777	$1,128,569	$1,113,300
Less: intangible assets	(281,926)	(212,732)	(213,011)	(213,307)	(213,604)
Tangible common equity	$1,103,578	$929,280	$917,766	$915,262	$899,696

Total assets	$13,915,738	$9,759,255	$9,879,600	$9,639,603	$9,723,731
Less: intangible assets	(281,926)	(212,732)	(213,011)	(213,307)	(213,604)
Tangible assets	$13,633,812	$9,546,523	$9,666,589	$9,426,296	$9,510,127

Common shares outstanding	50,270,162	38,469,975	38,370,317	38,368,217	38,365,069

Common equity ratio (GAAP)	9.96%	11.70%	11.45%	11.71%	11.45%
Tangible common equity ratio (non-GAAP) (8)	8.09	9.73	9.49	9.71	9.46

Regulatory capital ratios (Bancorp):
Leverage ratio	9.25%	11.33%	11.33%	11.10%	10.97%
Common equity Tier 1 risk-based ratio	10.04	11.14	10.97	11.07	10.90
Risk-based Tier 1 capital ratio	11.06	12.46	12.29	12.42	12.25
Risk-based total capital ratio	14.35	14.29	14.11	14.29	14.10

Regulatory capital ratios (Bank):
Leverage ratio	10.22%	11.67%	11.66%	11.43%	11.29%
Common equity Tier 1 risk-based ratio	12.22	12.82	12.63	12.79	12.60
Risk-based Tier 1 capital ratio	12.22	12.82	12.63	12.79	12.60
Risk-based total capital ratio	13.24	13.79	13.60	13.77	13.58

Book value per share (GAAP)	$27.56	$29.69	$29.47	$29.41	$29.02
Tangible book value per share (non-GAAP) (9)	21.95	24.16	23.92	23.85	23.45

Net Loan Charge-offs (Recoveries):
Net loan charge-offs (recoveries):
Charge-offs	$5,039	$3,555	$3,363	$3,559	$3,595
Recoveries	(118)	(155)	(29)	(53)	(324)
Net loan charge-offs	$4,921	$3,400	$3,334	$3,506	$3,271
Net loan charge-offs as a % of average loans receivable (annualized)	0.22%	0.17%	0.16%	0.17%	0.16%

Asset Quality
Nonaccrual loans	$39,228	$49,860	$57,310	$51,300	$46,026
Other real estate owned	-	-	-	-	-
Nonperforming assets	$39,228	$49,860	$57,310	$51,300	$46,026

Allowance for credit losses - loans ("ACL")	$156,190	$82,403	$82,685	$82,494	$82,077
Less: nonaccretable credit marks	43,336	173	173	173	173
ACL excluding nonaccretable credit marks	$112,854	$82,230	$82,512	$82,321	$81,904

Loans receivable	11,164,477	8,201,134	8,274,810	8,111,976	8,157,903

Nonaccrual loans as a % of loans receivable	0.35%	0.61%	0.69%	0.63%	0.56%
Nonperforming assets as a % of total assets	0.28	0.51	0.58	0.53	0.47
ACL as a % of loans receivable	1.40	1.00	1.00	1.02	1.01
ACL excluding nonaccretable credit marks as a % of loans receivable	1.01	1.00	1.00	1.01	1.00
ACL as a % of nonaccrual loans	398.2	165.3	144.3	160.8	178.3

(8) Tangible common equity divided by tangible assets

(9) Tangible common equity divided by common shares outstanding at period-end

CONNECTONE BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(dollars in thousands)

	For the Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average			Average			Average
	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Interest-earning assets:
Investment securities (1) (2)	$935,996	$9,234	3.96%	$745,873	$6,375	3.47%	$739,591	$6,102	3.32%
Loans receivable and loans held-for-sale (2) (3) (4)	9,121,794	132,865	5.84	8,209,014	115,883	5.73	8,212,825	120,663	5.91
Federal funds sold and interest-bearing deposits with banks	367,309	4,070	4.44	229,491	2,466	4.36	212,811	2,841	5.37
Restricted investment in bank stock	43,490	788	7.27	40,334	889	8.94	44,823	1,217	10.92
Total interest-earning assets	10,468,589	146,957	5.63	9,224,712	125,613	5.52	9,210,050	130,823	5.71
Allowance for loan losses	(98,030)			(82,027)			(84,681)
Noninterest-earning assets	737,871			607,920			620,484
Total assets	$11,108,430			$9,750,605			$9,745,853

Interest-bearing liabilities:
Money market deposits	2,016,336	15,467	3.08	1,572,287	11,287	2.91	1,554,210	13,099	3.39
Savings deposits	777,951	6,172	3.18	656,789	5,227	3.23	481,033	3,893	3.25
Time deposits	2,662,411	26,636	4.01	2,480,990	25,154	4.11	2,587,706	28,898	4.49
Other interest-bearing deposits	1,669,361	11,964	2.87	1,659,055	12,324	3.01	1,685,924	16,196	3.86
Total interest-bearing deposits	7,126,059	60,239	3.39	6,369,121	53,992	3.44	6,308,873	62,086	3.96

Borrowings	723,303	3,530	1.96	686,391	3,725	2.20	787,256	5,150	2.63
Subordinated debentures	170,802	3,361	7.89	79,988	1,298	6.58	79,609	1,311	6.62
Finance lease	1,139	17	5.99	1,210	18	6.03	1,416	21	5.96
Total interest-bearing liabilities	8,021,303	67,147	3.36	7,136,710	59,033	3.35	7,177,154	68,568	3.84

Noninterest-bearing demand deposits	1,680,653			1,305,722			1,256,251
Other liabilities	62,220			51,800			91,827
Total noninterest-bearing liabilities	1,742,873			1,357,522			1,348,078
Stockholders' equity	1,344,254			1,254,373			1,220,621
Total liabilities and stockholders' equity	$11,108,430			$9,748,605			$9,745,853

Net interest income (tax equivalent basis)		79,810			66,580			62,255
Net interest spread (5)			2.27%			2.17%			1.87%

Net interest margin (6)			3.06%			2.93%			2.72%

Tax equivalent adjustment		(927)			(824)			(816)
Net interest income		$78,883			$65,756			$61,439

(1) Average balances are calculated on amortized cost.

(2) Interest income is presented on a tax equivalent basis using 21% federal tax rate.

(3) Includes loan fee income.

(4) Loans include nonaccrual loans.

(5) Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.

(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.

(7) Rates are annualized.